UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 29, 2005

United Online, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 29, 2005, 7,500 restricted stock units were awarded to each of the following non-employee members of the Board of Directors of United Online, Inc. (the “Company”): James T. Armstong, Robert Berglass, Kenneth L. Coleman, Dennis Holt and Carol A. Scott. The units were awarded under the Company’s 2001 Stock Incentive Plan, a copy of which was filed as Exhibit 10.4 to the Company’s Form 10-Q, filed on November 14, 2001, and is incorporated herein by reference.

Each restricted stock unit will entitle the board member to one share of the Company’s common stock upon the vesting of that unit.  The restricted stock units will vest in full upon such individual’s continuation in Board service through February 15, 2006, subject to earlier vesting in the event of certain changes in control or ownership of the Company or in the event of the board member’s death or disability.

Dividends or other distributions declared and paid on the outstanding common stock of the Company prior to the issuance of the shares underlying the restricted stock units will result in the payment of the following dividend equivalents on those underlying shares:  (i) if the dividend is a regularly-scheduled cash dividend on the common stock, then the board member will be entitled to a current cash distribution from the Company equal to the cash dividend which would have been paid on those shares had they been issued and outstanding at the time of the dividend or distribution; and (ii) for any other dividend or distribution, the board member will be entitled, as the underlying shares vest and become issuable under the units, to the same dividend or distribution which would have been paid on those shares had they been actually issued and outstanding at the time of the dividend or distribution.

The Board of Directors also amended the form of restricted stock unit issuance agreement for the executive officers such that the payment of dividends is consistent with the payment of dividends under both the directors’ restricted stock units and the executives’ existing restricted stock awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	May 5, 2005	UNITED ONLINE, INC.
/s/ Charles S. Hilliard
Charles S. Hilliard
Executive Vice President, Finance and Chief Financial Officer